Exhibit 4.3

DATED AS OF MARCH 21, 2019

ALEXANDRIA REAL ESTATE EQUITIES, INC.,
as Issuer,

ALEXANDRIA REAL ESTATE EQUITIES, L.P.
as Guarantor,

and

BRANCH BANKING AND TRUST COMPANY,
as Trustee

SUPPLEMENTAL INDENTURE NO. 7
$200,000,000
4.000% SENIOR NOTES DUE 2024

SUPPLEMENTAL INDENTURE NO. 7, dated as of March 21, 2019 (this “Seventh Supplemental Indenture”), among ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation (the “Company”), ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership (the “Guarantor”) and BRANCH BANKING AND TRUST COMPANY, as trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company, the Guarantor and the Trustee have heretofore entered into an Indenture dated as of March 3, 2017 (the “Base Indenture”), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness (the “Securities”) of the Company in one or more series;

WHEREAS, the Company, the Guarantor and the Trustee executed the first supplemental indenture, dated as of March 3, 2017, pursuant to which the Company issued $350,000,000 in aggregate principal amount of its 3.95% Senior Notes due 2028 on March 3, 2017;

WHEREAS, the Company, the Guarantor and the Trustee executed the second supplemental indenture, dated as of November 20, 2017, pursuant to which the Company issued $600,000,000 in aggregate principal amount of its 3.45% Senior Notes due 2025 on November 20, 2017;

WHEREAS, the Company, the Guarantor and the Trustee executed the third supplemental indenture (the “Third Supplemental Indenture”), dated as of June 21, 2018, pursuant to which the Company issued $450,000,000 in aggregate principal amount of its 4.000% Senior Notes due 2024 on June 21, 2018 (the “Existing 2024 Notes”);

WHEREAS, the Company, the Guarantor and the Trustee executed the fourth supplemental indenture, dated as of June 21, 2018, pursuant to which the Company issued $450,000,000 in aggregate principal amount of its 4.700% Senior Notes due 2030 on June 21, 2018;

WHEREAS, concurrently herewith, the Company, the Guarantor and the Trustee will execute the fifth supplemental indenture, dated as of March 21, 2019, pursuant to which the Company will issue $350,000,000 in aggregate principal amount of its 3.800% Senior Notes due 2026;

WHEREAS, concurrently herewith, the Company, the Guarantor and the Trustee will execute the sixth supplemental indenture, dated as of March 21, 2019, pursuant to which the Company will issue $300,000,000 in aggregate principal amount of its 4.850% Senior Notes due 2049;

WHEREAS, Section 3.4 of the Third  Supplemental Indenture provides that, without notice to or the consent of the Holders of the Existing 2024 Notes, by an indenture supplemental to the Base Indenture, the Company may increase the principal amount of the Existing 2024 Notes by issuing Additional Notes on the same terms and conditions as the Existing 2024 Notes, except for any difference in the issue price and interest accrued prior to the issue date of the Additional Notes, and with the same CUSIP number as the Existing 2024 Notes so long as such Additional Notes are fungible for U.S. income tax purposes with the Existing 2024 Notes (as determined by the Company);

WHEREAS, each of the Company and the Guarantor desires to execute this Seventh Supplemental Indenture to increase the principal amount of the Existing 2024 Notes by providing for the issuance of Additional Notes, as part of the same series as and on the same terms and conditions as the Existing 2024 Notes (the “Additional 2024 Notes,” and together with the Existing 2024 Notes, the “Notes”) in an initial aggregate principal amount of $200,000,000;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has duly adopted resolutions authorizing the Company to increase the principal amount of the Existing 2024 Notes, to issue the Additional 2024 Notes and to execute and deliver this Seventh Supplemental Indenture;

WHEREAS, the Board of Directors of ARE-QRS Corp., as sole general partner of the Guarantor, has duly adopted resolutions authorizing the Guarantor to execute and deliver this Seventh Supplemental Indenture;

WHEREAS, concurrently with the execution hereof, the Company has delivered to the Trustee an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel or a reliance letter upon an Opinion of Counsel satisfying the requirements of Sections 1.2, 3.3 and 9.3 of the Base Indenture; and

WHEREAS, all other conditions and requirements necessary to make this Seventh Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, the Guarantor and the Trustee agrees as follows:

ARTICLE I

RELATION TO INDENTURE

Section 1.1.Relation to Indenture.  This Seventh Supplemental Indenture constitutes an integral part of the Indenture.  Notwithstanding any other provision of this Seventh Supplemental Indenture, all provisions of this Seventh Supplemental Indenture are expressly and solely for the benefit of the Holders of the Additional 2024 Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Additional 2024 Notes.

ARTICLE II

DEFINED TERMS

Section 2.1.                                 Defined Terms. Capitalized terms not otherwise defined herein have the meanings set forth in the Base Indenture, as supplemented, amended or restated, from time to time (the “Indenture”).

ARTICLE III

THE SERIES OF NOTES

Section 3.1.                                 Establishment; Terms. There shall be an increase the principal amount of the Existing 2024 Notes by the issuance of the Additional 2024 Notes. The Additional 2024 Notes shall be issued as part of the existing series of Existing 2024 Notes and, except as set forth herein, on same terms and conditions as the Existing 2024 Notes in accordance with the Indenture.  The Additional 2024 shall be fungible for U.S. income tax purposes with the Existing 2024 Notes.

Section 3.2.                                 Price. The Additional 2024 Notes shall be issued at a public offering price of 102.368% of the principal amount thereof, other than any offering discounts pursuant to the initial offering and resale of the Additional 2024 Notes.

Section 3.3.                                 Accrual of Interest.  Notwithstanding any provision to the contrary in the Third Supplemental Indenture, interest on the Additional 2024 Notes shall be deemed to have commenced accruing on January 15, 2019, which is the most recent Interest Payment Date for the Notes.  Holders of the Additional 2024 Notes shall not be entitled to interest accrued on the Notes prior to such date.

Section 3.4.                                 Limitation on Aggregate Principal Amount. Subject to Section 3.4 of the Third Supplemental Indenture, the aggregate principal amount of the Additional 2024 Notes shall initially be limited to $200,000,000.

Section 3.5.                                 Guarantee.  The Guarantor and the Company acknowledge and agree that the provisions of Article V of the Third Supplemental Indenture shall apply to the Additional 2024 Notes and that such Additional 2024 Notes shall be entitled to the benefits of the Guarantee.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1.                                 Ratification of Indenture. Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed by each of the Company, the Guarantor and the Trustee, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Seventh Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Additional 2024 Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 4.2.                                 Governing Law. This Seventh Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.  This Seventh Supplemental Indenture is subject to the provisions of the Trust Indenture Act and shall, to the extent applicable, be governed by such provisions.

Section 4.3.                                 Counterparts. This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this Seventh Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Seventh Supplemental Indenture as to the parties hereto and may be used in lieu of an original of this Seventh Supplemental Indenture and signature pages for all purposes.

Section 4.4.                                 Effect of Headings. The headings of the Articles and Sections of this Seventh Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4.5.                                 Conflicts. In the event of any conflict between the terms of this Seventh Supplemental Indenture and the terms of the Indenture, the terms of this Seventh Supplemental Indenture shall control.

Section 4.6.                                 Trust Indenture Act Controls. If any provision of this Seventh Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Seventh Supplemental Indenture by the Trust Indenture Act, such required or deemed provision shall control.

Section 4.7.                                 Rights of Holders Limited. Notwithstanding anything herein to the contrary, the rights of Holders with respect to this Seventh Supplemental Indenture and the Guarantee shall be limited in the manner and to the extent the rights of Holders are limited under the Indenture with respect to the Indenture and the Securities.

Section 4.8.                                 Rights and Duties of Trustee. The rights and duties of the Trustee shall be determined by the express provisions of the Base Indenture and, except as expressly set forth in this Seventh Supplemental Indenture, nothing in this Seventh Supplemental Indenture shall in any way modify or otherwise affect the Trustee’s rights and duties thereunder.  The Trustee makes no representation or warranty, express or implied, as to the validity of this Seventh Supplemental Indenture and, except insofar as relates to the validity hereof with respect to the Trustee specifically, the Trustee shall not be liable in connection therewith.  The Trustee makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in any offering or disclosure document related to the sale of the Notes, except for such information that specifically pertains to the Trustee itself, or any information incorporated therein by reference as it relates specifically to the Trustee.  If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), excluding any creditor relationship listed in Trust Indenture Act Section 311(b), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor).  If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

ALEXANDRIA REAL ESTATE EQUITIES, INC.,
as Issuer

By:	/s/ Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Co-President and Chief Financial Officer

ALEXANDRIA REAL ESTATE EQUITIES, L.P., as Guarantor

By:	ARE-QRS Corp.,
its General Partner

By:	/s/ Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Co-President and Chief Financial Officer

BRANCH BANKING AND TRUST COMPANY,
as Trustee

By:	/s/ Gregory Yanok
Name:	Gregory Yanok
Title:	Vice President

[Signature Page to Seventh Supplemental Indenture]